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EXHIBIT 3(i)
                     RESTATED CERTIFICATE OF INCORPORATION
                         OF RAVENS METAL PRODUCTS, INC.

                         Pursuant to Section 245 of the
                General Corporation Law of the State of Delaware


         I, Lowell P. Morgan, do hereby certify as follows:

         1. Ravens Metal Products, Inc. (the "Company") was organized as a corporation under the laws of the State of Delaware by the filing of an original Certificate of Incorporation with the Secretary of State of the State of Delaware on September 3, 1986. The Company's name has remained unchanged throughout the term of its existence.

         2. This Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Company, in accordance with Section 245 of the General Corporation Law of the State of Delaware.

         3. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Company's Certificate of Incorporation, as heretofore amended or supplemented (by instruments filed with the Secretary of State of the State of Delaware), and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

         4. This Restated Certificate of Incorporation is set forth as follows:

                                   ARTICLE 1

         The name of the corporation (the "Corporation") is Ravens Metal Products, Inc.

                                   ARTICLE 2

         The address of the registered office in Delaware of the Corporation is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name and address of the registered agent of the Corporation are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.





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                                   ARTICLE 3

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, including, without limitation, the fabrication of equipment, goods and merchandise, and the design and development of the means and equipment for improved fabricating methods, and in general the buying and selling, designing, developing and manufacturing of products, goods, equipments, wares and merchandise.

                                   ARTICLE 4

         The Corporation may have and maintain offices at such places within and without Delaware as the Board of Directors of the Corporation may determine from time to time.

                                   ARTICLE 5

         The aggregate number of shares which the Corporation shall have authority to issue is Three Million Three Hundred Thousand (3,300,000) shares, of which Three Million (3,000,000) shares shall be Common Stock having a par value of One Penny ($.01) per share, and Three Hundred Thousand (300,000) shares shall be Preferred Stock having a par value of One Penny ($.01) per share.

         The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of shares of Preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

         The authority of the Board of Directors with respect to each series shall include all rights conferred by the General Corporation Law upon directors, including, but not limited to, determination of the following:

         (a) The number of shares constituting that series and the distinctive designation of that series;

         (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights or priorities, if any, of payment of dividends on shares of that series;

         (c) Whether the shares of that series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         (d) Whether the shares of that series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of conversion rate(s) in relation to such events as the Board of Directors shall determine;





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         (e)     Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

         (f) Whether there shall be a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

         (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

         (h) Any other relative rights, preferences and limitations of that series now or hereafter permitted by law.

         Dividends declared on outstanding shares of Preferred Stock shall be set apart for payment or paid before any dividend shall be declared or set apart for payment or paid on the Common Stock with respect to the same dividend period.

         If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

                                   ARTICLE 6

         One-third of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If voting by classes is required, this provision shall apply with respect to each such class.

                                   ARTICLE 7

         In addition to the powers conferred under the General Corporation Law, the Board of Directors of the Corporation shall have power to adopt, amend, or repeal the by-laws of the Corporation, subject to the right of the stockholders of the Corporation entitled to vote with respect thereto to amend and repeal by-laws adopted by the Board of Directors.

                                   ARTICLE 8

         The election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.





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                                   ARTICLE 9

         Notwithstanding any other provision of this Certificate of Incorporation or the by-laws of the Corporation (subject to this Article and in addition to any other vote that may be required by law, this Certificate of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of at least two-thirds of the outstanding shares of the stock of the Corporation entitled to vote shall be required (i) to amend, alter or repeal any provision of this Certificate of Incorporation; (ii) to amend, alter or repeal any by-law of the Corporation at any meeting of shareholders; (iii) for the merger or consolidation of the Corporation with or into any other corporation or business entity; (iv) for the sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation; and (v) for the voluntary dissolution or liquidation of the Corporation; provided, however, that the foregoing requirement shall not apply if the Board of Directors of the Corporation has approved or consented to such amendment, merger, consolidation, sale or other disposition of assets, dissolution or liquidation.

                                   ARTICLE 10

         Except as otherwise provided in Section 102(b)(7) of the General Corporation Law, as amended from time to time, or in any analogous provision of any successor law, no director of the Corporation shall have personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                                   ARTICLE 11

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred herein upon stockholders and directors are granted subject to this reservation.





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         I, THE UNDERSIGNED, being the President hereinbefore named, do make, file and record this Restated Certificate of Incorporation, do certify that the facts herein stated are true and, accordingly, have hereunto set my hand this 22 day of February 1996.





                                       /S/ Lowell P. Morgan
                                       --------------------
                                       Lowell P. Morgan, President

ATTESTED BY:

/S/ John J. Stitz
- ---------------------------------
John J. Stitz, Vice President and
Chief Financial Officer






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